Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Second Quarter Fiscal 2024 Results
Net Income of $3.2 Million

Albany, N.Y. – February 7, 2024 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three and six months ended December 31, 2023, which is the second quarter of Pioneer’s fiscal year ended June 30, 2024.

Net income for the three and six months ended December 31, 2023 was $3.2 million, or $0.13 per share and $6.6 million, or $0.26 per share, respectively, as compared to $6.2 million, or $0.25 per share and $11.4 million, or $0.45 per share for the three and six months ended December 31, 2022, respectively.

Highlights

●	Net loans receivable of $1.26 billion at December 31, 2023 was up $119.6 million, or 10.5%, from $1.14 billion at June 30, 2023.
●	Non-performing assets were $12.0 million, or 0.65% of total assets, at December 31, 2023, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023 and $18.5 million, or 1.01% of total assets, at December 31, 2022.
●	Deposits of $1.52 billion at December 31, 2023 were down $19.8 million, or 1.3%, from $1.54 billion at June 30, 2023.
●	Net interest income of $16.1 million for the three months ended December 31, 2023 was down $1.0 million or 6.1%, from the three months ended December 31, 2022.
●	Net interest margin of 3.70% for the three months ended December 31, 2023 was down 15 basis points from the three months ended December 31, 2022.

Thomas Amell, President and CEO stated, “We reported solid financial results for the second quarter as we continued executing on key elements of our business strategy while navigating a challenging economic environment. Pioneer’s focused approach to growth in the loan portfolio has led to an increase in interest income during the quarter which helped to mitigate in part the increase we have experienced in funding costs and certain noninterest expenses. Net interest margin of 3.70% for the quarter remained strong but narrowed slightly in comparison with the prior year quarter. During the quarter we also recognized $6.0 million of income from a previously announced settlement of litigation, and completed a strategic balance sheet repositioning transaction. We estimate that the repositioning transaction will improve Pioneer’s interest income by approximately $3.4 million over the next twelve months and is designed to provide Pioneer with greater flexibility in managing balance sheet growth.”

Total assets were $1.85 billion at December 31, 2023, primarily consisting of $1.26 billion of net loans receivable, $320.4 million of securities available for sale and $139.6 million of cash and cash equivalents. Deposits totaled $1.52 billion at December 31, 2023, and the deposit base was well diversified across customer segments, consisting of approximately 51% retail, 22% commercial and 27% municipal customer relationships. Estimated uninsured deposits, net of collateralized deposits, represented 16% of total deposits at December 31, 2023. Total shareholders’ equity was $283.8 million at December 31, 2023.

Selected highlights at and for the three and six months ended December 31, 2023 are as follows:

Net Interest Income and Margin

Net interest income decreased $1.0 million, or 6.1%, to $16.1 million for the three months ended December 31, 2023 compared to $17.1 million for the three months ended December 31, 2022, however increased $175,000, or 0.6%, to $32.0 million for the six months ended December 31, 2023 compared to $31.8 million for the six months ended December 31, 2022. The decrease in net interest income for the three months ended December 31, 2023 was primarily due to a decrease in interest rate spread from 3.72% for the three months ended December 31, 2022 to 2.94% for the three months ended December 31, 2023, as the increase in average rate on interest-bearing liabilities outpaced the increase in average yield on interest-earning assets. Net interest income increased for the six months ended December 31, 2023 as compared to the six month period in the prior year as net interest margin increased 19 basis points to 3.71% for the six months ended December 31, 2023 from 3.52% for the six months ended December 31, 2022.

Interest income increased $3.5 million, or 19.5%, to $21.5 million for the three months ended December 31, 2023, from $18.0 million for the three months ended December 31, 2022. Interest income increased $8.4 million, or 25.5%, to $41.6 million for the six months ended December 31, 2023, from $33.2 million for the six months ended December 31, 2022. The increases in interest income for the three and six months ended December 31, 2023 were driven by an increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and securities.

Interest expense increased $4.5 million to $5.4 million for the three months ended December 31, 2023 from $844,000 for the three months ended December 31, 2022. Interest expense increased $8.3 million to $9.7 million for the six months ended December 31, 2023 from $1.4 million for the six months ended December 31, 2022. The average cost of interest-bearing liabilities increased by 169 and 158 basis points to 2.01% and 1.84% for the three and six months ended December 31, 2023, respectively, compared to 0.32% and 0.26% for the three and six months ended December 31, 2022, respectively. The average cost of interest-bearing liabilities increased for the three and six months ended December 31, 2023 due to the impact of the Federal Reserve Board raising the Federal Funds target rate throughout calendar years 2022 and 2023. We continue to monitor the effects the increases in market rates are having on deposit rates and we anticipate the impact will lead to a continued increase in rates on interest-bearing liabilities and downward pressure on our net interest margin over the next quarter.

Net interest margin decreased 15 basis points to 3.70% for the three months ended December 31, 2023, compared to 3.85% for the three months ended December 31, 2022, but increased 19 basis points to 3.71% for the six months ended December 31, 2023, compared to 3.52% for the six months ended December 31, 2022.

CECL Adoption

Pioneer adopted Accounting Standards Update 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” referred to as the current expected credit losses (CECL) accounting standard, on July 1, 2023. As a result of the day-one CECL adjustment, Pioneer recognized a $2.3 million decrease to the allowance for credit losses, a $1.6 million increase to the reserve for unfunded loan commitments, and a $507,000 increase to retained earnings, net of $180,000 in deferred income taxes, compared to the fiscal year ended June 30, 2023.

Asset Quality and Provision for Credit Losses

Non-performing assets were $12.0 million, or 0.65% of total assets, at December 31, 2023, compared to $17.7 million, or 0.96% of total assets, at June 30, 2023 and $18.5 million, or 1.01% of total assets, at December 31, 2022.

The allowance for credit losses on loans was $21.4 million at December 31, 2023 and $22.2 million at December 31, 2022, representing 1.66% and 2.08% of total loans outstanding, respectively.

Net charge-offs were $366,000 and $371,000, or an annualized 0.12% and 0.06% of average loans, respectively, for the three and six months ended December 31, 2023 compared to net recoveries of $22,000 and net charge-offs of $52,000, or an annualized (0.01%) and 0.01% of average loans, respectively, for the three and six months ended December 31, 2022.

The provision for credit losses was $1.1 million and $1.9 million for the three and six months ended December 31, 2023, respectively, as compared to credits to the provision of $400,000 and $280,000 for the three and six months ended December 31, 2022, respectively. The increase in the provision for credit losses for the three and six months ended December 31, 2023 was primarily due to growth in the loan portfolio.

Noninterest Income and Noninterest Expense

Noninterest income of $4.8 million for the three months ended December 31, 2023 increased $889,000, or 22.5%, as compared to $3.9 million for the three months ended December 31, 2022. Noninterest income of $8.4 million for the six months ended December 31, 2023 increased $658,000, or 8.5%, as compared to $7.8 million for the six months ended December 31, 2022. The increase during both the three and six months ended December 31, 2023 was primarily from $6.0 million of income from the previously announced settlement of litigation, and from an increase in insurance and wealth management income, offset in part by a $5.6 million loss on sale of securities available for sale, as well as a $530,000 decrease in bank-owned life insurance income during the six month period due to recognition of a death benefit in the same prior year period. The increase in insurance and wealth management services income was primarily due to the acquisition of Hudson Financial LLC which expanded Pioneer’s wealth management business into the Hudson Valley Region of New York. The loss on sale of securities available for sale was due to the previously announced balance sheet repositioning transaction in which Pioneer sold approximately $74.5 million of lower-yielding available-for-sale securities with an average book yield of approximately 0.83% and weighted average remaining life of 2.2 years. Proceeds from the sale were redeployed into interest-earning deposits with banks with an estimated average book yield of 5.40% and ultimately Pioneer intends to reinvest the proceeds into securities available for sale and loans yielding current market rates during the upcoming quarter. We estimate that the repositioning transaction will improve Pioneer’s interest income by approximately $3.4 million over the next twelve months and is designed to provide Pioneer with greater flexibility in managing balance sheet growth.

Noninterest expense of $15.8 million for the three months ended December 31, 2023 increased $2.3 million, or 17.0%, as compared to $13.5 million for the three months ended December 31, 2022. Noninterest expense of $30.2 million for the six months ended December 31, 2023 increased $4.8 million, or 19.0%, as compared to $25.4 million for the six months ended December 31, 2022.  The increase during both the three and six months ended December 31, 2023 was primarily due to an increase in professional fees of $1.7 million and $3.6 million, respectively, as well as an increase in salaries and employee benefits expense and an increase in data processing expense. Professional fees increased due to legal fees and expenses. Salaries and employee benefits expense increased due to compensation expense from annual merit increases. Data processing expense increased due to an increase in online, mobile and other banking transaction volumes.

Income Taxes

Income tax expense decreased $970,000 to $822,000 for the three months ended December 31, 2023 as compared to $1.8 million for the three months ended December 31, 2022 primarily due to a decrease in income before income taxes. Our effective tax rate was 20.5% for the three months ended December 31, 2023 compared to 22.5% for the three months ended December 31, 2022.

Balance Sheet Summary

Total assets of $1.85 billion at December 31, 2023 were relatively unchanged from $1.86 billion at June 30, 2023. Since June 30, 2023, Pioneer continued to shift the composition of interest-earning assets from securities available for sale to net loans receivable.

Net loans receivable of $1.26 billion at December 31, 2023 increased $119.6 million, or 10.5%, from $1.14 billion at June 30, 2023. The increase in net loans receivable was primarily as a result of growth in the residential mortgage loan portfolio which increased by $105.3 million. Commercial construction loans increased by $13.9 million and home equity loans and lines of credit increased by $6.9 million. These increases were partially offset by a decrease in commercial and industrial loans of $5.6 million, and a decrease in consumer loans of $2.1 million.

Securities available for sale of $320.4 million at December 31, 2023 decreased $111.3 million, or 25.8%, from $431.7 million at June 30, 2023. The decrease was primarily due to sales of $74.5 million and maturities of $71.8 million, offset in part by purchases of U.S. Government and agency obligations and municipal obligations of $26.6 million and a decrease in net unrealized losses of $13.2 million (including a $5.6 million decrease related to losses realized from the sale of securities available for sale described above) during the six months ended December 31, 2023.

Deposits of $1.52 billion at December 31, 2023 decreased $19.7 million, or 1.3%, from $1.54 billion at June 30, 2023. By deposit category, non-interest-bearing demand accounts decreased by $52.4 million, and savings accounts decreased by $23.7 million, offset in part by an increase in certificates of deposit of $33.0 million, an increase in demand accounts of $21.8 million and an increase in money market accounts of $1.6 million. The decrease in non-interest-bearing demand and savings accounts was primarily related to migration of funds to higher interest-bearing accounts. The increase in certificates of deposit was primarily related to a migration of funds from savings and other lower rate interest-bearing accounts. The increase in demand accounts was primarily related to an increase in deposits by one deposit relationship. The effects of the Federal Reserve Board’s rapidly tightening monetary policy, inflation, and higher rate alternatives continued to have an impact on deposit balances in the second fiscal quarter of 2024.

Shareholders’ equity of $283.8 million at December 31, 2023 increased $17.1 million, or 6.4%, from $266.7 million at June 30, 2023 primarily as a result of net income of $6.6 million, a decrease in accumulated other comprehensive loss of $9.7 million and the net increase of $507,000 related to the day-one CECL adjustment during the six months ended December 31, 2023. Pioneer Bank has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.30% at December 31, 2023.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a bank holding company whose wholly owned subsidiary is Pioneer Bank. Pioneer provides diversified financial services through Pioneer Bank and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank is a New York State chartered savings bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Anchor Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2023, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	December 31,	June 30,
	2023	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,852,887	$1,856,191
Cash and cash equivalents	139,634	150,478
Securities available for sale	320,397	431,667
Securities held to maturity	23,554	23,949
Equity securities	2,763	2,413
Federal Home Loan Bank stock	1,246	1,196
Net loans receivable	1,263,787	1,144,169
Bank-owned life insurance	16,198	16,322
Premises and equipment, net	41,105	41,617
Deposits	1,522,095	1,541,851
Shareholders' equity	283,796	266,700

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$21,486	$17,979	$41,642	$33,170
Interest expense	5,392	844	9,659	1,362
Net interest income	16,094	17,135	31,983	31,808
Provision for credit losses	1,120	(400)	1,870	(280)
Net interest income after provision for credit losses	14,974	17,535	30,113	32,088
Noninterest income	4,835	3,946	8,409	7,751
Noninterest expense	15,795	13,506	30,199	25,374
Income before taxes	4,014	7,975	8,323	14,465
Income tax expense	822	1,792	1,712	3,048
Net income	$3,192	$6,183	$6,611	$11,417

Basic and diluted earnings per share	$0.13	$0.25	$0.26	$0.45
Weighted average shares outstanding	25,207,570	25,156,653	25,201,205	25,150,289

	For the Three Months Ended		At or For the Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Performance Ratios:
Return on average assets	0.67%	1.26%	0.70%	1.16%
Return on average equity	4.58%	10.00%	4.80%	9.25%
Interest rate spread (1)	2.94%	3.72%	3.01%	3.41%
Net interest margin (2)	3.70%	3.85%	3.71%	3.52%
Non-interest expenses to average assets	3.29%	2.75%	3.19%	2.57%
Efficiency ratio (3)	75.47%	64.07%	74.76%	64.14%
Average interest-earning assets to average interest-bearing liabilities	163.53%	172.84%	164.48%	170.89%

Capital Ratios (4):
Average equity to average assets			14.55%	12.51%
Total capital to risk weighted assets			19.57%	19.63%
Tier 1 capital to risk weighted assets			18.31%	18.37%
Common equity tier 1 capital to risk weighted assets			18.31%	18.37%
Tier 1 capital to average assets			11.30%	10.29%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans			1.66%	2.07%
Allowance for credit losses as a percentage of non-performing loans			178.27%	119.88%
Net charge-offs to average outstanding loans during the period			0.06%	0.01%
Non-performing loans as a percentage of total loans			0.93%	1.73%
Non-performing loans as a percentage of total assets			0.65%	1.01%
Total non-performing assets as a percentage of total assets			0.65%	1.01%

Other:
Number of offices			23	22
Number of full-time equivalent employees			262	260

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.